EXHIBIT 99.1

ATMI REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

•	Q1 revenues up 13% year-over-year to $92.8 million; diluted EPS increased 78% to $0.32 year-over-year.
•	Q1 operating margins increased to 16.3%.
•	2008 guidance ranges unchanged from prior quarter:
o	Revenues: $400-$420 million.
o	Diluted EPS: $1.32-$1.48.

DANBURY, CT — April 23, 2008 — ATMI, Inc. (NASDAQ: ATMI) today announced that revenues increased 13% to $92.8 million for the first quarter of 2008, compared with $82.2 million in the first quarter of 2007. Net income increased 64% to $10.4 million, compared with $6.3 million a year ago. Earnings per diluted share were $0.32, compared with $0.18 per diluted share in the first quarter of 2007.

Operating income increased 103% to $15.2 million, compared with $7.5 million a year ago, while operating margin for the first quarter increased to 16.3%, compared with 9.1% for the first quarter a year earlier. This improvement was expected given some of the operating difficulties experienced in the first quarter of last year.

Doug Neugold, ATMI Chief Executive Officer, said, “Revenue for the first quarter was in line with our plan. While there is uncertainty in our primary market of integrated circuit (IC) producers, we continue to expect wafer start and device unit growth for the IC industry in 2008, and continued growth for ATMI. This outlook reflects our strategy to find node and non-node IC growth opportunities, as well as growth from new market applications. Our strategic investment in High Productivity Development has fueled significant new

— more —

ATMI Reports First Quarter 2008 Financial Results — Page 2 of 5

customer collaborations, and the acquisition of LevTech—now part of our LifeSciences business—gives us major market share in the rapidly growing one-time use mixing segment of bio-pharmaceutical manufacturing.”

Tim Carlson, Chief Financial Officer, said, “Given the industry environment, we are pleased with our financial performance in the first quarter, particularly with the operating leverage at both the gross and operating margin lines.

We completed our $225 million share repurchase program in early March, buying an additional 2.1 million shares during the quarter for about $58 million. The share repurchases, combined with the LevTech acquisition and High Productivity Development capital spending, reduced our cash balance by about $86 million. Despite the current macroeconomic uncertainties, we are maintaining our 2008 guidance and expect revenues to be in the $400 to $420 million range, and earnings per diluted share in the $1.32 to $1.48 range.”

A conference call (888.822.9375) to discuss the company’s first quarter financial results and business outlook will begin at 11:00 a.m. Eastern time, April 23, 2008. A replay (800.642.1687, passcode 30943428) of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on atmi.com.

ATMI provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit atmi.com.

ATMI Reports First Quarter 2008 Financial Results — Page 3 of 5

Statements contained herein that relate to ATMI’s future performance, including, without limitation, statements with respect to ATMI’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI’s markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses; and other factors described in ATMI’s filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

# # # #

For more information contact:

Dean Hamilton
Director, ATMI Investor Relations & Corporate Communications
203.207.9349 Direct
203.794.1100 x4202
dhamilton@atmi.com

# # # #

TABLES FOLLOW

ATMI Reports First Quarter 2008 Financial Results — Page 4 of 5

ATMI, INC.

SUMMARY STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$92,797	$82,154
Cost of revenues	46,431	42,880
Gross profit	46,366	39,274
Operating expenses:
Research and development	8,492	7,246
Selling, general, & administrative	22,705	24,552
Total operating expenses	31,197	31,798

Operating income	15,169	7,476

Other income, net	262	1,891

Income before income taxes	15,431	9,367

Income taxes	5,046	3,044

Net income	$10,385	$ 6,323

Diluted earnings per share	$0.32	$0.18

Weighted average shares outstanding	32,800	35,584

ATMI Reports First Quarter 2008 Financial Results — Page 5 of 5

ATMI, INC.

SUMMARY BALANCE SHEETS

(in thousands)

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Cash & marketable securities (1)	$103,105	$193,697
Accounts receivable, net	59,567	61,405
Inventories, net	54,144	48,885
Other current assets	23,717	23,436
Total current assets	240,533	327,423
Property, plant, and equipment, net	121,205	106,171
Marketable securities, non-current (1)	5,000	---
Other assets	85,926	58,647
Total assets	$452,664	$492,241

Liabilities and stockholders’ equity
Accounts payable	$ 26,639	$ 22,735
Other current liabilities	22,638	24,467
Total current liabilities	49,277	47,202
Non-current liabilities	13,022	10,656
Stockholders’ equity	390,365	434,383
Total liabilities & stockholders’ equity	$452,664	$492,241

•	Total cash and marketable securities equaled $108.1 million and $193.7 million at March 31, 2008 and December 31, 2007, respectively.